Exhibit 5.1

1100 ONEOK Plaza 100 West Fifth Street Tulsa, Oklahoma 74103-4217 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com		Fifteenth Floor One Leadership Square 211 North Robinson Oklahoma City, OK 73102-7101 Telephone (405) 235-5500 Fax (405) 235-2875

[●], 2019

Unit Corporation

8200 South Unit Drive

Tulsa, Oklahoma 74132

Re:	Registration Statement on Form S-4

Under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special counsel to Unit Corporation, a Delaware corporation (the “Company”), Unit Drilling Company, an Oklahoma corporation, Unit Petroleum Company, an Oklahoma corporation, Unit Drilling USA Colombia, L.L.C., a Delaware limited liability company, Unit Drilling Colombia, L.L.C., a Delaware limited liability company, and 8200 Unit Drive, L.L.C., an Oklahoma limited liability company (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of up to $650,000,000 aggregate principal amount of the Company’s    % Senior Secured Second Lien Notes due          (the “New Notes”), guaranteed by the Guarantors to the extent set forth in the Indenture (as defined below) (the “Guarantees”), to be offered by the Company and the Guarantors in exchange (the “Exchange Offer”) for                principal amount of any and all of the Company’s outstanding 6.625% Senior Subordinated Notes due 2021 (the “Outstanding Notes”) validly tendered in the Exchange Offer and not validly withdrawn. The New Notes and Related Guarantees will be issued pursuant to the terms of an indenture, to be dated as of [●], 2019 (the “Indenture”), to be entered into among the Company, the Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”).

In arriving at the opinions expressed below, we have examined and relied on the Registration Statement, the Indenture and the form of the New Notes (the New Notes and the Indenture collectively, the “Transaction Documents”). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of records of the Company and the Guarantors and agreements, certificates of public officials, certificates of officers or other representatives of

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the Company and the Guarantors and others, and other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

To the extent relevant to our opinions, we have further assumed that (i) the Trustee and Collateral Agent is validly existing and in good standing under the laws of its jurisdiction of organization or formation and has the power and authority to (A) execute and deliver the Indenture, (B) perform its obligations under the Indenture and (C) consummate the transactions contemplated thereby; (ii) the Indenture has been duly authorized, executed and delivered by the Trustee and Collateral Agent and constitutes the valid and binding obligations of the Trustee and Collateral Agent, enforceable against such party in accordance with its terms; (iii) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Securities Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iv) the New Notes and the related Guarantees will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deem appropriate, upon (i) oral or written statements, certifications and representations of officers and other representatives of the Company and the Guarantors and (ii) statements and certifications of public officials and others.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth in this opinion letter, we are of the opinion that:

1.    The New Notes, when issued, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.    The Guarantees, when issued, will constitute each Guarantor’s valid and binding obligations, enforceable each Guarantor in accordance with their terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

(i)    Our opinions are limited to the laws of the State of Oklahoma and of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (collectively, “Applicable Law”), and we disclaim any opinion as to any other laws or as to the effect any laws other than Applicable Law may have on the opinions expressed above. Our opinions are further limited to those laws, statutes, rules and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement and the Transaction Documents, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion herein referring expressly to a particular law or laws.

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(ii)    Our opinions are limited to the matters expressly set forth in this letter, and no opinion is implied or may be inferred beyond the matters expressly so stated.

(iii)    We express no opinion as to the legality, validity, binding effect or enforceability of any provision of the Transaction Documents:

(A)    relating to indemnification, contribution or exculpation;

(B)    containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (collectively, a “Waiver”) by the Company under any provision of the Transaction Documents to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of Applicable Law (including judicial decisions);

(C)    containing any Waiver in the Guarantees insofar as it relates to causes or circumstances that would operate as a discharge or release of, or defense available to, the Guarantors thereunder as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of Applicable Law (including judicial decisions);

(D)    related to (1) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or (b) choice of governing law to the extent that the legality, validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York and applying the law of the State of New York, in each case applying the choice of law principles of the State of New York;

(E)    specifying that provisions thereof may be waived only in writing;

(F)    purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

(G)    construed to be in the nature of a penalty; or

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(H)    determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York.

(iv)    Our opinions are subject to (A) bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws (or other related judicial doctrines) relating to or affecting creditors’ rights or remedies generally; (B) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies), whether considered in a proceeding at law or in equity; and (C) the application of any fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person affecting creditors’ rights and remedies generally.

(v)    The opinions expressed above are as of the date hereof only and are based on laws, orders, contract terms and provisions, and facts as of such date, and we disclaim any obligation to update this opinion letter after such date or to advise you of changes of facts stated or assumed herein or any subsequent changes in law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,